Exhibit 10.3

Patents assignment and IPR license agreement

BETWEEN

Nuvve Holding Corp. (“Nuvve”)
AND Dreev SAS (“Dreev”)
in the presence of EDF Développement Environnement SA (“EDF”)

8 October 2025

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This Patents assignment and IPR license agreement (hereafter the “Agreement”) is entered into between:

DREEV SAS, a French société par actions simplifiée, with registered office located at 10 avenue de l’Arche 92400 Courbevoie, France, registered with the French Trade and Companies Register of Nanterres under number 844 324 632, duly represented by Mr. Eric Mévellec, acting as CEO;

Hereinafter referred to as “Dreev” or “Assignor” or “Licensee”
On one hand,
And

Nuvve Holding Corp., an American company incorporated under the laws of the State of Delaware, located San Diego, California, USA registered at 2468 Historic Decatur Road, Suite 230, San Diego, Ca, 92109, duly represented by Mr. Gregory Poilasne, acting as CEO;
Hereinafter referred to as “Nuvve” or “Assignee or “Licensor”
On the other hand.

in the presence of EDF Développement Environnement SA,
Hereinafter referred to as “EDF”

Dreev and Nuvve are hereinafter also referred to individually as a “Party” and collectively as the “Parties”.

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WHEREAS :

(A)EDF and Nuvve are the sole shareholders of Dreev. Nuvve and EDF entered into a shareholders’ agreement on 11 February 2019, as amended on 16 October 2019 (together, the “Shareholders’ Agreement”).
(B)As of the date of this Agreement, Nuvve directly holds 74,389 shares (the “Shares”), representing 4,65% of the issued share capital and voting rights of Dreev.
(C)EDF wishes to acquire from Nuvve, and Nuvve wishes to transfer to EDF, all the Shares held by the Seller in accordance with the terms of the Share purchase agreement to be signed by Nuvve and EDF in the presence of Dreev.
(D)EDF, Nuvve and Dreev have entered into a Share purchase term sheet agreement, effective on July 25th, 2005 (hereinafter referred to as “Term sheet”), whereby the Parties set forth the terms and conditions under which EDF will purchase from Nuvve and Nuvve desires to sell to EDF the Shares, subject to certain conditions among which the execution of a software cross license agreement and the present patent assignment and IPR license agreement (together the “New IP agreements”). The terms and conditions of the New IP Agreements will supersede and replace the terms and conditions of the Intellectual Property Agreement entered into between Nuvve and CP1 on February 11, 2019 ( “IPA”).
(E)On October 16, 2019, pursuant to the amendment 1 to the IPA, Nuvve assigned to Dreev all its right, title and interest in and to a certain list of patents in the G5 territory, as further listed in Appendix I and defined as “Transferred IP” under the IPA and the present Agreement. Further the execution of such amendment, such assignment has not been recorded by Nuvve in the patent offices of the G5 territory and Nuvve has not taken the appropriate steps to have Dreev designated as owner of the Transferred IP and provide Dreev with the necessary authority and powers of attorney to maintain the patents. As a consequence, Nuvve has maintained such patents in the G5 territory and borne the industrial costs associated to such patents in the G5 territory at its own costs and without communication or information to Dreev on that topic.
(F)Dreev wishes to i) assign back such patents to Nuvve, and ii) Nuvve wishes to grant Dreev a license back to Dreev on such patents (Transferred IP) as well as on other protocols, plateform copyrights know-how and other intellectual Property Rights, defined as ” Licensed IP” under the IPA and the present Agreement subject to the terms and conditions set forth in the present Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereto agree as follows:

PRELIMINARY ARTICLE - DEFINITIONS
Unless indicated otherwise, the following terms, starting with a capital letter, shall have the following meaning in this Agreement:
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Affiliates	means, in relation to any person other than an individual, any other person who, directly or indirectly, Controls, is Controlled by, or is under common control with such person.
“Agreement”	means this patent assignment and IP license contract and its appendices.
“Control” “Completion date”
has the meaning ascribed to it in Article L. 233-3 of the French Commercial Code
means the same date as the execution of the written agreements to be entered into between the Parties governing the intellectual property arrangements between the Parties from the date of this Agreement onwards (the “New IP Agreements”) and the Share Purchase Agreement.

“Confidential Information”
means any and all information and data, disclosed directly or indirectly by or on behalf of a Party to the other Party in whatever form (particularly orally, visually, electronically or in written form) of whatever nature, whether furnished before or after the date of signature of this Agreement, in connection with or related to the subject matter of this Agreement, being understood that each Party shall make reasonable effort to identify as “confidential” or “proprietary” (or any other similar notice) the information it deems confidential. Confidential information may include particularly without limitation any information or data of scientific, technical, technological, social, commercial, financial, legal nature or of any other nature whatsoever, whether protected by Intellectual Property Rights or not, such as but not limited to the program, reports, analyses, trade secrets, plans, drawings, specifications, processes, know-how, design, methods, studies, software, Source and Object codes or names of clients or partners. It is agreed that source code provided under the Agreement is deemed Confidential Information regardless of any notice.

“Documentation”
means textual or graphic materials delivered by Licensor to Licensee pursuant to this Agreement relating to the software further described in Exhibit 1 in written or electronic format, including but not limited to: technical reference manuals, technical notes, user manuals, and application guides.

.
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“Direct Exploitation”
means any exploitation of all or part of the Licensed IP and Transferred IP by the relevant Party for the purpose of designing and commercializing, in its name services or products covered by or integrating the Licensed IP and Transferred IP. It is understood that P Licensed IP and Transferred IP s may be used in a Party products used in support of services and Direct Exploitation includes the Right to have made. Direct Exploitation includes the right to grant license over Phase 1 IPR Repositories to final customer/end user as part of Software as a service a Service (SaaS) contract.

“G5 territory” “Improvement » “Indirect exploitation” “Industrial Property Costs”
means United Kingdom, France, Italy, Belgium and Germany.

means new or improved process, new or improved manufacturing technique or any further invention that relates to the manufacture or formulation of Licensed IP or transferred IP , or incorporate or are based on the Licensed IP or transferred IP, including without limitations any updates, upgrades, new versions, modifications, derivative works, patent application that would infringe at least one of the claims of Licensed IP and Transferred IP, or other similar improvements, authored, invented or developed by or on behalf of a Party, as applicable means the granting to a third party, in whatever form whatsoever, of any license, right to use or right to exploit of all or part of the Licensed IP, and Transferred IP for the purpose of designing and commercializing services or products covered by or integrating the Licensed IP and Transferred IP.

means all costs and fees incurred as a consequence of any operation of preparation, filing, extension, issuance, registration, maintenance, prosecution, enforcement and defense of the patent, including costs of any opposition proceedings.

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“Intellectual Property Rights” or “IPR” “Know-how” “IPA”
means patents, patent applications, inventions, Know-how, trade secrets and other confidential information, rights in design (registered and unregistered), copyright (including, without limitation, rights in computer software, whether in object code or source code form), Improvements, data, database rights and sui generis rights, rights affording equivalent protection to copyright, semiconductor topography rights, trademarks, service marks, logos, domain names, business names, trade names, brand names, certification marks, assumed names and other indicators or origin, rights in any drawings, designs, plans, specifications, manuals, computer software, assets, inventor’s certificates and invention disclosures, writings and other works, whether copyright or not, and all other industrial or intellectual property or other rights or forms of protection of a similar nature or having similar effect in any part of the world and rights in and in relation to them and, where appropriate, applications for any of them in any country or jurisdiction, the right to apply for any of them and all other information necessary for the technical exploration of any of the same and all registrations.

means unpatented, unpublished, technical information (including, without limitation, information relating to inventions, discoveries, concepts, methodologies, models, research, development and testing procedures, the results of experiments, tests and trials, manufacturing processes, materials, formulae, formulations, processes, research or experimental results, techniques and specifications, quality control data, analyses, reports and submissions) that is not in the public domain means the Intellectual Property Agreement dated 11 February 2019 and entered into between Nuvve Corporation and CP1, as amended on 15 October 2019.

“Licensed IP “ “New IP Agreements”	means those IPR specifically identified in Annex 1 means the present Agreement and the Software Cross license agreement.
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“Object code”	means the computer-readable program in executable code form.
“Open source software”
means software code under an Open Source License which means, in case of distribution, any license having for effect the obligation to distribute the software to which it relates and/or any component in which the licensed software is embedded, under the terms and conditions of the Open Source License. Open Source License includes, in particular, the Gnu Public License, the GNU Lesser Public License and the GNU Affero Licence.

“Prior agreements”

mean all written agreements between Dreev and Nuvve or their respective Affiliates executed prior to the Closing Date, including but not limited to the SHA, the IPA, exhibits, annexes, schedules, amendments and ancillary agreements relating to the same subject matter.

“Right to Have made” “Share Purchase Agreement” “Software”

means the right to have manufactured, marketed, sold or offered by a third party, products and/or services covered by or integrating Phase 1 IPR Repositories as applicable, provided that:
-The product or service is sold or provided by or on behalf of Dreev, or Nuvve as applicable, and
-The product or service is sold or provided under the brand name, trade name or other name of Dreev, or Nuvve as applicable, if it sold or provided to third parties and the product or service is manufactured or supplied according to specifications or instructions provided by Dreev, or Nuvve as applicable.

means the Share Purchase Agreement (including its preamble and Appendices) to be entered into between EDF and Nuvve regarding the sale to EDF of the Shares and to be executed and effective on the same date as the New IP Agreements.

means any development or computer program, in its source code or object code, the specifications and related user documentation.

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“Source Code” “Transferred IP”
means computer programming in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation including Documentation providing necessary information allowing a man of the art to understand the architecture of the Solution as well as how to modify it.

Means those IPR whose ownership is transferred by Dreev to Nuvve as specifically identified in Annex 1

“Third Party”	means any legal entity that is not a Party or Affiliate.

In this Agreement:

words importing persons shall include firms and corporations its legal successors and permitted assigns;
words importing the singular only herein shall also include the plural and vice versa where applicable;
references in this Agreement to any agreement shall be construed as a reference to each such agreement as the same may have been, or may from time to time be, amended, varied, novated, replaced or supplemented; and
the title of the Agreement or headings of the articles used in this Agreement are given for ease of reference only and shall not affect the interpretation or construction of this Agreement.

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ARTICLE 1 – PURPOSE OF THE AGREEMENT
The purpose of the Agreement is to define the terms and conditions under which:
-Dreev as Assignor shall assign back all its right, title and interest in and to the Transferred IP to Nuvve;
-Nuvve as Licensor shall grant Dreev a license back over the Transferred IP and Licensed IP for Direct exploitation and Indirect exploitation (hereinafter the “Purpose”), and ;
-the IPA shall be terminated by the Parties and superseded and replaced by the New IP Agreements.
ARTICLE 2 – TERMINATION OF THE IPA AND PREVAILING AGREEMENT
The Parties hereby agrees that the IPA shall be terminated as from the Completion date without any further notice.
All the rights and obligations provided under the IPA and its amendment shall cease as of the Completion Date, without prejudice to the survival of the rights and obligations provided under the IPA, that shall remain effective, except those provided under article 10.1 to 10.3 of the IPA that shall cease at the Completion date. In addition, the confidentiality obligation applicable to Transferred IP and Licensed IP under the IPA shall be replaced by those of the present Agreement as from the Completion date.
The terms and conditions of this Agreement shall supersede and replace the terms and conditions applicable to the licenses granted by Nuvve and Dreev over the Transferred IP and Licensed IP under the IPA.
Subject to the assignment of the Transferred IP from Dreev to Nuvve as set forth in article 3 below, the ownership rights remain as provided for in the IPA and shall not be affected or impaired by the present Agreement, as a consequence, each Party shall remain the owner of its own IPR.
In case of inconsistency or discrepancy between the provisions of the present Agreement and the Software cross license agreement, the provisions of the Software cross license agreement shall prevail over the provisions of the present Agreement.
In case of inconsistency or discrepancy between the provisions of the Intellectual Property Agreement and the New IP Agreements, the provisions New IP Agreements shall prevail over the provisions of the IPA.

ARTICLE 3 – TRANSFER OF OWNERSHIP
3.1 As of the effective date of this Agreement, Dreev hereby transfer, assign and convey to Nuvve, for the duration of the applicable protection, irrevocably and exclusively, all of Dreev’s right, title and interest in and to the Transferred IP and Nuvve shall then become sole and exclusive owner of any such Transferred IP. Nuvve will be free therefore and on an exclusive basis, without limitation:

-to license to use, modify (including to make Improvements), reproduce, make Direct or Indirect Exploitation of the Transferred IP in the G5 Territory
-to institute, prosecute and compromise all suits and proceedings to collect, assert, or enforce any claim, cause of action, right, or title of any kind in and to any and all of the
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transferred patents in the G5 territory whether accruing or arising before or after the effective date of transfer

3.2 Nuvve shall bear all past, present and future associated Industrial Property costs -even if such costs are not identified at the Completion date- related to the Transferred IP of any related Intellectual Property Rights worldwide and Nuvve shall be responsible for maintaining the patents covering the Licensed IP and the Transferred IP in the G5 Territory for the full term of the applicable Intellectual property rights.

3.3 Nuvve shall maintain the Transferred IP in force in the G5 Territory for the lifetime of the applicable IPR at Nuvve’s exclusive costs.
ARTICLE 4- LICENSE OVER TRANSFERRED IP AND LICENSED IP

4.1 Nuvve hereby grants Dreev an exclusive, fully paid-up, transferable, sublicensable, license over the Licensed IP and Transferred IP to use, copy/reproduce, display, modify (including make Improvements), translate, adapt, arrange, make Direct and Indirect Exploitation and distribute, for the duration of the lifetime of the Intellectual property rights applicable to such Transferred IP, in the G5 Territory, for the Purpose.
When Licensed IP and Transferred IP is a Software, such license includes the permanent or temporary reproduction of Licensed IP and Transferred IP in whole or in part by any means and in any form, including loading, display, execution, transmission or storage of such Software, the translation, adaptation, the arrangement or any other modification of such Software and the reproduction of the resulting Software, and the placing on the market for valuable consideration or free of charge, including rental, of the copy(s) of such Software by any process.
As exclusive licensee, Dreev shall have the right to institute, prosecute and compromise all suits and proceedings to collect, assert, or enforce any claim, cause of action, right, or title of any kind in and to any and all of the Licensed IP and Transferred IP in the G5 Territory whether accruing or arising before or after the effective date of license, subject to prior notification of Nuvve.
For the avoidance of doubt the exclusive license granted by Nuvve to Dreev in the G5 territory under this article 4, does not authorize:
-Nuvve to make Indirect exploitation of the Licensed IP and Transferred IP in the G5 territory for the term of such license
-Nuvve to make Direct Exploitation of the Licensed IP and Transferred IP in the G5 territory for the term of such license

4.2 When such Transferred IP and Licensed IP are relating to Software, the above license is granted without limitation in numbers, and in both Object code and Source Code.
The Licensee is also authorized to make a reasonable number of copies of the Documentation.4.3 In case of sublicense as provided above, such sublicense shall not exceed the rights granted under the present article 4. Dreev shall ensure such sublicensee is bound by confidentiality obligations and limitation of use as stringent as those of the present Agreement and Dreev shall remain liable towards Nuvve of any breach by such sublicensee.
4.4 Licensor shall maintain Licensed IP in force in the G5 Territory for the lifetime of the applicable IPR at Licensor’s exclusive costs. Licensor shall bear all Industrial Property Costs related to the Licensed IP.
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The Licensee has no obligation to use Licensed IP and/or transferred IP.
ARTICLE 5– FINANCIAL CONDITIONS
The Parties acknowledge and agree that the contemplated transaction — namely, (i) the assignment of the Transferred IP from Dreev to Nuvve, (ii) the corresponding license granted by Nuvve to Dreev over the Transferred IP and Licensed IP, and (iii) the assumption by Nuvve of all past, present, and future Industrial property costs associated with the Transferred IP — constitutes an equivalent economic consideration and shall not give rise to any cash payment between the Parties.

ARTICLE 6 - DELIVERY – NO SUPPORT SERVICES - UPGRADES, UPDATES AND IMPROVEMENTS
6.1 Since Licensed IP has been delivered to Dreev under the Prior Agreements, no further delivery of the Transferred IP and Licensed IP is required by Licensor under the present Agreement.
6.2 Licensor and Assignor will not provide to Licensee and Assignee any support services of any kind (including but not limited to technical assistance for the installation of the Licensor’s Licensed IP and Transferred IP, and its use, hardware support, maintenance in operational conditions or training).
6.3 Licensor and Assignor has no obligation to provide to the other Party any updates and upgrades of the Licensed IP or Transferred IP.
6.4 Nothing in this Agreement shall be considered as an obligation for any Party to conduct research to improve the Licensed IP or Transferred IP.
Licensee may modify or improve the Transferred IP and Licensed IP and generate Improvements on the Transferred IP and Licensed IP. Licensee has no obligation to inform or share such Improvements with the other Party. Licensor has no obligation to inform or share Improvements he may have made on its own Transferred IP and Licensed IP with the other Party.
Licensee shall retain all right, title and interest in and to the Improvements developed by Licensee as a derivative work using Transferred IP or Licensed IP, and or relating to Licensed IP and Transferred IP, it may have generated under the Prior Agreements and/or during the term of its right of use granted under article 4”License over Transferred IP and Licensed IP” of this Agreement, and is free to use such Improvements without restriction worldwide, subject always to the Intellectual Property Rights owned by Licensor.
ARTICLE 7 – INTELLECTUAL PROPERTY AND CONFIDENTIALITY
7.1 Each Party shall treat in confidence the Confidential information of the other Party.
Except as otherwise prior agreed in writing by the disclosing Party, the receiving Party will:
(i)treat the Confidential Information of the other Party as confidential using with at least the same degree of care that it uses to protect its own confidential and proprietary information, but in any event no less than a reasonable degree of care under the circumstances ;,
(ii)not publish, provide, disclose or communicate or make available to any third Party, directly or indirectly whole or part of Confidential information, in any form whatsoever, without the prior written consent of the disclosing Party,
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(iii)will use a disclosing Party Confidential Information solely such as provided under the Agreement and for no other purpose without the prior written consent of the disclosing Party. The receiving Party will restrict the dissemination of Confidential Information of another Party within its organization to only those persons who have a need to know, and will ensure that all of its directors, officers and employees are bound by confidentiality obligations consistent with those set forth in this article 7
(iv)use all necessary steps to avoid disclosure, publication or dissemination of the disclosing Party Confidential information and to prevent any unauthorized use or appropriation pursuant to this Article 7.
Shall all or part of the Licensed IP or Transferred IP, be Confidential Information under the meaning of the Agreement, nothing in this article 7 shall prevent a Party to benefit from the rights granted in the Agreement as long as, in each case, such disclosures of Confidential Information are limited to only that Confidential Information necessary to exercise such rights. To that extent, a Party may disclose to a third party any Confidential Information related to the Licensed IP or Transferred IP being agreed that, in such case the disclosing Party will remain liable to the other Party for any unauthorized disclosure or use of the corresponding Confidential Information by such third Party. Notwithstanding the foregoing, the receiving Party represents and warrants that each third party and their representatives and advisors who may have access to Confidential Information is subject to a written agreement that prevents disclosure and unauthorized use of the Confidential Information in a manner consistent with the terms of this Agreement or is otherwise bound by consistent professional obligations.

Each Party will, upon becoming aware thereof, promptly notify the other Party in case of unauthorized use or disclosure of Confidential Information of said other Party
The obligation of confidentiality provided herein, will not apply to information that:
-is rightfully known to the receiving Party without any limitation on use or disclosure prior to its receipt from the disclosing Party;
-is independently developed by the receiving Party without reference to the Confidential Information;
-is or later comes into the public domain other than by a breach of the receiving Party’s duty to the disclosing Party;
-has come into the possession of the receiving Party from a third party who may legally or legitimately dispose of it;
-is released for disclosure with disclosing Party 's prior written consent ;
-is made available by the disclosing Party to third parties without restriction as to their disclosure; is required to be disclosed as may be (i) required by law, or (ii) in response to a valid order by a court or other governmental body, provided that the Receiving Party notifies the disclosing Party as much in advance as is reasonably possible and shall make its best efforts and cooperates with the latter to prevent such disclosure or limit the content and the quantity of Confidential Information disclosed;
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-Receiving Party shall support Disclosing Party’s efforts to seek such protective orders or similar protections with respect to such disclosure as Disclosing Party may elect to pursue.

Upon disclosing Party’s written request or upon termination of this Agreement for breach according to article 12.1., except regarding any Confidential Information related to Licensed IP or Transferred IP, each Party will promptly return, and will cause, as the case may be, the third party that may have had access to Confidential Information pursuant to article 7.1, to promptly return, all documentary, electronic or other tangible forms of Confidential Information, including any and all copies of such Confidential Information, or, at disclosing Party’s request, destroy all or such parts of the Confidential Information as disclosing Party will direct and provide said disclosing Party with written confirmation of such destruction within one (1) month from termination of this Agreement or from written request of the disclosing Party such as provided herebefore.
The confidentiality obligations shall survive the term or termination for any reason whatsoever of this Agreement until the date the Confidential Information enters the public domain through no act or failure to act from the Receiving Party.
7.2 Intellectual property
As between the Parties, title and ownership of all and any Intellectual Property Rights to the Licensed IP owned by Licensor at the effective date of this Agreement, and to the Transferred IP further to its transfer to Nuvve pursuant to article 3 of this Agreement, shall remain exclusively with the Licensor subject to third party’s rights.
The disclosure and communication of the Licensed IP and Transferred IP shall not be construed as granting, or transferring any Intellectual Property Rights to the Licensed IP or Transferred IP including but without limitation, any copyright, patent, utility model, trademark, trade secrets, or any other Intellectual Property Rights, to the Licensee, except for the rights expressly provided herein.
No Third party’s Intellectual Property Rights shall be considered, or construed as being granted, or transferred to Licensee under this Agreement.
Licensee represents and acknowledges that Licensee shall not remove, modify, or take any other action that may obscure, and/or remove the copyright and trademark notices contained in the Licensed IP and Transferred IP in whole or in part, in machine readable form or in printed form.
Notwithstanding any other provisions of this Agreement, neither Party shall have the right under this Agreement to use the other Party's trademarks or trade name in connection with any product, service, promotion, public announcement, advertisement or other publication, without securing the prior written consent of such other Party.

ARTICLE 8– USE OF OPEN SOURCE SOFTWARE AND THIRD PARTY SOFTWARE
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8.1 Licensor hereby notifies Licensee and Licensee hereby acknowledges and accepts, that the Licensed IP and Transferred IP may contain Open Source Software (modules,) as defined in Article 1. A list of the Open Source Software used or provided in the frame of this Agreement with or as part of the Licensed IP and Transferred IP and its corresponding licenses is provided as part of the readmefiles provided with Documentation and/or in Annexes 1 and 2 of the present Agreement.
In addition, and notwithstanding any other provision of this Agreement, as Open Source Software is by nature distributed without any warranty of any kind (notably, but without limitation, without warranty of non-infringement of Intellectual property rights, without warranty of ownership, and without commercial warranty), Licensee accepts that any Open Source Software provided in the framework of this Agreement is provided without any warranty of any kind.
The Licensee hereby acknowledges and accepts that the Open-Source Software is not licensed by the Licensor under the Agreement and the provisions of the Agreement do not apply to the Open-Source Software. As a user of the Open-source Software the Licensee shall comply with the provisions of the Open-source Software license
8.2 Licensor hereby notifies Licensee, and Licensee hereby acknowledge and accept that the Licensed IP and Transferred IP may use Third party software described in accompanying documentation (such as a README file or the like). Licensee hereby accept that any Third party software used as a component of the Licensed IP and Transferred IP and provided hereunder to Licensee are also provided without any warranty of any kind, either implied or express.
In the event the terms of this Agreement are contradictory to the terms of the applicable Third party software license, the terms of the Third party software License shall prevail.

ARTICLE 9 - DISCLAIMER OF WARRANTY AND LIMITATION OF LIABILITY

9.1 ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES RELATING TO ANY TRANSFERRED IP UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY THEREOF), OR OTHERWISE WITH RESPECT OR RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER. TRANSFERRED IP IS ASSIGNED TO NUVVE, ON AN "AS IS" BASIS, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC OR GENERAL PURPOSE, ACCURACY, ITS SAFE, INNOVATIVE OR RELEVANT NATURE, TITLE OR THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS NON INFRINGMENT.

ASSIGNEE AGREES (i) THAT NO CLAIM SHALL BE MADE AGAINST ASSIGNOR FOR DIRECT OR INDIRECT DAMAGES, INCLUDING LOSS OF PROFIT, REVENUES, GOODWILL, OPPORTUNITY, BUSINESS, ANTICIPATED SAVINGS, OR OTHERWISE, ARISING OUT OF, WHETHER BASED IN CONTRACT, NEGLIGENCE, OR OTHERWISE, ARISING OUT OF OR RESULTING FROM OR IN ANY WAY RELATING TO THE USE OF THE TRANSFERRED IP BY ASSIGNEE, AND (ii) TO INDEMNIFY AND HOLD ASSIGNOR HARMLESS FROM ANY AND ALL LIABILITY OR EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, ARISING OUT OF ANY MATERIAL BREACH BY THE ASSIGNEE OF THIS AGREEMENT.

8.2 LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES RELATING TO ANY TRANSFERRED IP AND LICENSED IP UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY THEREOF), OR OTHERWISE WITH RESPECT OR
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RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER. LICENSOR TRANSFERRED IP AND LICENSED IP ARE LICENSED TO LICENSEE, ON AN "AS IS" BASIS, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC OR GENERAL PURPOSE, ACCURACY, ITS SAFE, INNOVATIVE OR RELEVANT NATURE, TITLE OR THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS NON-INFRINGMENT. LICENSEE AGREES (i) THAT NO CLAIM SHALL BE MADE AGAINST LICENSOR FOR DIRECT OR INDIRECT DAMAGES, INCLUDING LOSS OF PROFIT, REVENUES, GOODWILL, OPPORTUNITY, BUSINESS, ANTICIPATED SAVINGS, OR OTHERWISE, ARISING OUT OF, WHETHER BASED IN CONTRACT, NEGLIGENCE, OR OTHERWISE, ARISING OUT OF OR RESULTING FROM OR IN ANY WAY RELATING TO THE USE OF THE LICENSOR’S TRANSFERRED IP AND LICENSED IP BY LICENSEE, AND (ii) TO INDEMNIFY AND HOLD LICENSOR HARMLESS FROM ANY AND ALL LIABILITY OR EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, ARISING OUT OF ANY MATERIAL BREACH BY THE LICENSEE OF THIS AGREEMENT.

9.3 IN ANY CASES, EXCEPT IN CASE OF BREACH OF THE LICENSES OVER TRANSFERRED IP AND LICENSED IP, BREACH OF CONFIDENTIALITY OBLIGATIONS, OR OPEN SOURCE SOFTWARE OBLIGATIONS, EITHER PARTY’S TOTAL LIABILITY TO THE OTHER, FOR ANY AND ALL CLAIMS AGREGATED, IS LIMITED TO THE SOLE COMPENSATION OF DIRECT DAMAGES, WHICH SHALL NOT EXCEED THE FOLLOWING AMOUNT: €2,000,000 (two million euros).
Either Party and its insurers waive all claims against the of the other Party, its sublicensees, its suppliers and their respective insurers beyond the overall ceiling defined above and for damages excluded from the liability of the other Party.

ARTICLE 10 – INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT

Assignor does not grant and shall not bear any liability with respect to any claim from a Third Party alleging that the Transferred IP infringe any right of a third party.

Any unauthorized use of the Licensor respective Licensed IP and Transferred IP under this Agreement shall constitute infringement and justify any legal actions by the Licensor.

Licensor represents and warrants in good faith that, as of the date of signature of this Agreement, to the best of its knowledge:
- Licensor is the sole owner of its Licensed IP and Transferred IP and the assignee of the Intellectual Property Rights of its employees and consultants,
- No total or partial assignment of all or part of the shares in its respective Licensed IP and Transferred IP has been granted by Licensor to Third Parties,
- Licensor has not pledged Licensed IP and Transferred IP to any individual or legal entity,
- Licensor has not been notified of any dispute (infringement action) relating to its respective
Licensed IP and Transferred IP.

Subject to the cap of liability set forth in article 9.3 above,
Licensor will at its expense defend the Licensee (collectively “Indemnities”) from and against any claim by any third party that, the Licensed IP and the Transferred IP infringe any rights of any third party. Licensor will pay all costs and damages finally awarded in any suit against the Indemnities by third parties based upon such claims together with the reasonable court costs and attorneys’ fees incurred by the Indemnities in defending or settling such third party claims.
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In connection with such indemnification, the Licensee will procure that the Indemnities give Licensor (i) prompt written notice of such claim, (ii) all requested and reasonable assistance in defense or settlement of such claim, and (iii) the right to control the defense or settlement of such claim or suit and (iv) shall ensure that the Indemnities do not make any admission in respect of any such claim or suit without Licensor’s prior written consent.

With respect to any infringement claims described herein, the foregoing obligations on Licensor shall not apply to any claims arising or based solely upon any modification of the Licensed IP or the Transferred IP made by any person other than Licensor or approved by Licensor or to claims in respect of which Licensee has not complied with its obligations under this Article 10. Nor shall they apply to any use of the Licensed IP and/or Transferred IP in breach of this Agreement.

Should Licensee be aware of any act of unfair competition caused by a Third Party, Licensee agrees to inform the other Party who will decide, at their sole discretion, of the actions to be taken, if any.

ARTICLE 11 – TERM

This Agreement shall become effective on the Completion Date and shall remain in full force and effect for the duration of the protection granted to the longest of the rights applicable to the Licensed IP and transferred IP, unless otherwise terminated such as provided hereafter.

ARTICLE 12 - TERMINATION

12.1 This Agreement may be terminated:
(i) By a Party for material breach of any of its obligation by the other Party under this Agreement.

Should either Party fail to remedy any material breach of the Agreement (hereinafter “the Breaching Party”) or has not provided evidence of case of force majeure, within three (3) months of the receipt of a written notice to cure sent by the Party victim of such breach, the latter will be entitled to terminate this Agreement, as of right and without legal proceedings, by sending a written notice of termination to the Breaching Party granting a six (6) month notice period.

For the avoidance of doubt, use of the Transferred IP and Licensed IP by the Licensee outside of the Territory shall constitute a material breach for the purposes of this Agreement.

Such termination shall not relieve the Defaulting Party of its obligation under this Agreement and termination by the other Party is made without prejudice for said Party to obtain damages.
For sake of clarity, the termination date of the rights and license will be the date of expiration of the six (6) month termination notice period as of the receipt of the termination notice provided in article 12.1 (the “Termination Date”.)

(ii) By the Parties, by mutual agreement at any time;

12.2 Consequences of termination
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Without prejudice for other remedies available to the non-Breaching Party, the following shall apply:
12.2.1Survival of the rights granted to the non-Breaching Party

All rights and license granted to the non-Breaching Party shall remain in full force and effect for the duration for which they are granted under the condition of the Agreement.

1.1.2Confidential information
upon termination of this Agreement for breach according to article 12.1., except regarding any Confidential Information related to Licensed IP or Transferred IP, each Party will promptly return, and will cause, as the case may be, the third party that may have had access to Confidential Information pursuant to article 7.1, to promptly return, all documentary, electronic or other tangible forms of Confidential Information, including any and all copies of such Confidential Information, or, at disclosing Party’s request, destroy all or such parts of the Confidential Information as disclosing Party will direct and provide said disclosing Party with written confirmation of such destruction within one (1) month from termination of this Agreement or from written request of the disclosing Party such as provided herebefore.

1.1.3Survival
The definitions as set forth herein, and Articles 7” Intellectual property and confidentiality”, 9“Disclaimer of Warranties – limitation of Liability”, 10 “Intellectual property rights infringement”, 13 “Governing law and Competent Court”, 14 “Export Control and International Sanction”, shall survive the term or termination of the Agreement for any reason whatsoever.

ARTICLE 13 – GOVERNING LAW AND COMPETENT COURT
13.1 Applicable law
This Agreement shall be governed by and construed in accordance with the laws of France, without giving effect to any conflict of law provision that would apply the laws of another jurisdiction.
13.2 Notice of Dispute
In the event of any difficulty arising regarding the validity, interpretation, performance or nonperformance, or termination of this Agreement (the "Dispute"), the Party wishing to assert such Dispute shall notify the other Party in writing of its requests (the "Notice of Dispute"). The Parties shall negotiate in good faith to attempt to resolve the Dispute amicably within fifteen (15) Business Days from the date of receipt of the Notice of Dispute by the Party to whom the Notice of Dispute is given.
13.3 Jurisdiction
If the Dispute has not been resolved within the fifteen (15) Business Days period referred to in Article 13.2, this Dispute shall be subject to the exclusive jurisdiction of the civil court of Paris (“Tribunal judiciaire”).
ARTICLE 14 – EXPORT CONTROL AND INTERNATIONAL SANCTIONS
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Each of the Parties agrees to comply with all applicable export control laws and regulations and international sanctions, including the UN, U.S., French and European laws and regulations legally applicable to the Parties, as well as to the software/deliverables/data/technology and any dual-use products that are subject to this Agreement and are controlled under export control regulations and/or sanction laws (hereinafter "Export Control and Sanctions Laws").
Each Party certifies that it:
(a) is not sanctioned
(b) in connection with this Agreement, has not entered any transactions or contractual relationships involving a sanctioned party and a sanctioned country or a supplier of a sanctioned country, - in each case where such transactions or contractual relationships would violate the Export Control and Sanctions Laws.
The Parties agree to notify immediately in writing of any change to this certificate, occurring during the term of this Agreement that may affect its performance, by proposing, as far as possible, mitigations and/or alternative solutions.
Either Party will inform and notify the other Party in writing whether any or all the software/deliverables/data/technology and any dual-use products provided under this Agreement are subject to Export Control and Sanctions Laws.
If, despite the best efforts of the Parties, the performance of the Agreement is affected by the refusal, cancellation, suspension or non-renewal of an export or import license, or by the entry into force of a new Law on Export Control and Sanctions, issued by a competent authority, the Parties shall seek an alternative solution.
The Agreement may be immediately suspended until such license is granted or reinstated, sanctions are lifted, or an alternative solution mutually agreed upon by the Parties is implemented.
If the Licensor does not obtain the required authorisations, or if the sanction lasts beyond three months, and no alternative solution can be implemented, and if, as a result, all or part of the Agreement cannot be performed, then the termination of all or part of the Agreement may be pronounced in accordance with Article 12.1.
ARTICLE 15 – PERSONAL DATA
As part of their contractual relationship, the Parties shall comply with the applicable regulations on personal data processing and, in particular, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (hereinafter "the GDPR").
If a Party is a data controller within the meaning of article 4 of the GDPR, such Party shall take all necessary measures to ensure compliance with the GDPR, by itself, by its employees and by all its potential sublicensees by respecting the principles of lawfulness, fairness and transparency, purpose limitation, data minimization, accuracy, storage limitation, integrity and confidentiality.
Each Party shall inform “data subjects” (as defined in article 4 of the GDPR) according to article 13 or 14 of the GDPR and facilitate the exercise of the data subject's rights under the GDPR.
The Parties acknowledge and accept that the personal data listed below may be transferred between them and processed in the performance of the Contract:
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-Name and contact details to be used for administrative and financial management and monitoring of the performance of the contract.
-Personal data used for premises security check or used to comply with premises security requirement.
In this context, both Parties shall:
-Guarantee the security of personal data processed in the performance of the Contract by all the appropriate means.
-Process the personal data solely for the purpose of the performance of the Contract, any other use of such data being strictly prohibited.
-Not transfer the personal data without implementing appropriate legal guarantees to a third country or an international organization which does not ensure an adequate level of data protection according to the European Commission.
-Notify the other Party of any personal data breach related to the data processed in the performance of the Contract immediately after becoming aware of it.
-Assist the other Party for the fulfilment of its obligation to respond in due respect of the GDPR’s requirement to a request of a data subject exercising his rights.
ARTICLE 16 – MISCELLANEOUS
This Agreement is made intuitu personae with the Parties. Therefore, a Party cannot, under any circumstances, transfer this Agreement in whole or in part without prior written consent of the other Party. For the avoidance of doubt, such restriction does not apply to a Party which may freely assign all or part of its rights and obligations under the Agreement to its Affiliates. Where applicable, such Party will so notify the other Party.
Nothing contained herein shall be construed as an obligation of either Party, either express or implied, to subsequently develop, market or license the Licensed IP or Transferred IP, or any similar program(s) incorporating some or all of the functionalities contained therein.
Neither Party hereto shall be liable for any default in the performance of its obligations under this Agreement resulting from a case of force majeure as defined by French law and construed by French courts. For clarification purposes, the notification of a case of force majeure shall be made within the terms of section 17 "Notices" below.
No amendment or modification of this Agreement, or any waiver of any of its provisions, shall be effective unless in writing signed by each of the Parties
This Agreement constitutes, together with the other New IP Agreements, the entire and only agreement between the Parties with respect to its subject matter and supersedes all prior agreements, oral or written.

In the event that any provision of this Agreement is declared null and void or ineffective for any reason, the application of the remaining provisions of this Agreement shall not be affected. In such a case, the Parties undertake to negotiate in good faith in order to substitute for this stipulation a valid provision giving effect as far as possible to the intention of the Parties.
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The Parties agree that this Agreement shall in no way be construed or considered as creating a partnership, a corporation, a joint venture or partnership or any similar relationship. The affectio societatis and the sharing of profits and losses are expressly excluded.
The Parties agree, pursuant to the provisions of Article 1221 of the French Civil Code, that in the event of a Party's failure to comply with its obligations hereunder, the injured Party may sue the defaulting Party for forced performance, without prejudice to the damages it may seek.
The Parties agree to sign any document, provide any information and take any action (or refrain from doing so) that may be necessary or appropriate for the purposes of the execution of this Agreement, in good faith.
Notwithstanding any other provisions of this Agreement, neither Party shall have the right under this Agreement to use the other Party's trademarks or trade name in connection with any product, service, promotion, public announcement, advertisement or other publication, without securing the prior written consent of such other Party.
Nothing in this Agreement shall be construed to limit or impair any right of either Party to enter into similar agreements or arrangements with other parties, or to develop, acquire, license or market, whether directly or indirectly, other products or services, competitive to those offered by the other Party. It is specifically understood that nothing in this agreement shall constitute an obligation for a Party to use any Licensed IP, or Transferred IP at any time. For the duration of this Agreement, each Party will use its best efforts not to disclose the terms and conditions of this Agreement to any Third party without the prior written consent of the other Party, except as required by law or governmental regulations, requirements or orders, or as may be necessary to establish or assert its rights hereunder before any competent court.
This Agreement including any exhibit as well as all supplements and amendments thereto, will be executed in two copies, each of which shall be deemed an original and all of which together shall constitute one instrument.
ARTICLE 17 – NOTICES
Any correspondence or notification required or provided for by this Agreement must be made in writing by letter delivered in person against receipt, by registered letter with acknowledgement of receipt, by extrajudicial document, per courier (“porteur”), by email confirmed by registered letter with acknowledgement of receipt sent no later than the next Business Day, addressed as set forth below, unless a Party has notified the other Party in accordance with this Article 6.3, a change of address:
To Nuvve
To the attention of Gregory Poislane
E-mail :

To Dreev
To the attention of Eric Mévellec
E-mail :
Any correspondence or notification pursuant to this Agreement shall be deemed to have been received (i) on the date affixed to the receipt by the recipient in the case of delivery in person, (ii) on the date of first presentation when made by registered letter with acknowledgement of
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receipt or by extrajudicial document, (iii) on the date of delivery to the recipient, as evidenced by the delivery receipt, when made by courier (“porteur”), or (iv) on the date of sending of the fax or email when made by facsimile or e-mail subject to confirmation by registered letter with acknowledgement of receipt sent no later than the next Business Day.
Any change of address must be notified in writing.
ARTICLE 18- ELECTRONIC SIGNATURE
By express agreement, the Parties have agreed to sign this Agreement electronically, in accordance with the provisions of Articles 1366 et seq. of the French Civil Code. The Parties acknowledge that this electronic signature has the same value as their handwritten signature and give a certain date for the signature and the effective date of the Agreement as October 8, 2025.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in Paris in two (2) originals by their duly authorized officers.	•

/s/ Eric Mévellec
Dreev SAS
represented by Eric Mévellec

/s/ Gregory Poilasne
Nuvve Holding Corp.
represented by Gregory Poilasne, Chief Executive Officer

Acknowledged by :

/s/ Frédéric Belloy
EDF Developpement Environnement SA
represented by Frédéric Belloy

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APPENDIX 1: TRANSFERRED IP AND LICENSED IP

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